SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 --------------

                                 SCHEDULE 13G/A


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.2)


                               UNITY BANCORP, INC.
                               -------------------
                                (NAME OF ISSUER)


                           COMMON STOCK, NO PAR VALUE
                          -----------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    913290102
                                 -------------
                                 (CUSIP NUMBER)


                                  JUNE 8, 2000
            -------------------------------------------------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

        -------   Rule 13d-1(b)
           X
        -------   Rule 13d-1(c)

        -------   Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 913290102
          ---------



   1.   NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS: (entities only):

                               Peter B. DeTomasso
--------------------------------------------------------------------------------
   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
        (a)  [ ]
        (b)  [ ]

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   3.   SEC USE ONLY:


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   4.   CITIZENSHIP OR PLACE OF ORGANIZATION:                 USA


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   NUMBER OF      5.    SOLE VOTING POWER:                 26,898
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.    SHARED VOTING POWER:              163,210
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.    SOLE DISPOSITIVE POWER:            26,898
      WITH
                  --------------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER:         163,210

--------------------------------------------------------------------------------
   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        190,108
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES:    [ ]

--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:    4.9%

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  12.   TYPE OF REPORTING PERSON:
        IN

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


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                   Under the Securities Exchange Act of 1934

    Check the following box if a fee is being page with this statement [ ].





Item 1(a).        NAME OF ISSUER:       UNITY BANCORP, INC.
                  --------------------------------------------------------------

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                64 Old Highway 22
                                Clinton, New Jersey 08809
                  --------------------------------------------------------------

Item 2(a).        NAME OF PERSON FILING:     Peter B. DeTomasso
                  --------------------------------------------------------------

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
                                64 Old Highway 22,
                                Clinton, New Jersey 08809
                  --------------------------------------------------------------

Item 2(c).        CITIZENSHIP:     USA
                  --------------------------------------------------------------

Item 2(d).        TITLE OF CLASS OF SECURITIES:   COMMON STOCK
                  --------------------------------------------------------------

Item 2 (e)        CUSIP NUMBER: 913290102
                  --------------------------------------------------------------

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(d), OR (c) CHECK WHETHER THE PERSON FILING IS

                  (a) [ ] Broker or dealer registered under Section 15 of the Act (15 USC 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 USC 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 USC 78c)

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 USC 80a-8).

                  (e) [ ] An investment advisor in accordance with sec. 240.13d-1(b)(1)(ii)(E)

                  (f) [ ] An employee benefit plan of endowment fund in accordance with sec. 240.13d-1(b)(1)(ii)(F).

                  (g) [ ] A parent holding company or control person in accordance with sec. 240.13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 USC 1813).

                  (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 USC 80a-3).

                  (j)  [ ] Group, in accordance with sec.
                       240.13d(b)(1)(ii)(J).

                  --------------------------------------------------------------
Item 4.           OWNERSHIP:
                  --------------------------------------------------------------

            (a)   AMOUNT BENEFICIALLY OWNED:       190,108
                  --------------------------------------------------------------
            (b)   PERCENT OF CLASS:                4.9%
                  --------------------------------------------------------------
            (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)  SOLE OF POWER TO VOTE OR TO DIRECT THE VOTE:  26,898

                  --------------------------------------------------------------
                  (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  163,210
                  --------------------------------------------------------------

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                        26,898
                  --------------------------------------------------------------

                  (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                       163,210
                  --------------------------------------------------------------

Item 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: [X]

                 ---------------------------------------------------------------

Item 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON:  N/A
                 ---------------------------------------------------------------

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRE THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 COMPANY:  N/A
                 ---------------------------------------------------------------

Item 8.          IDENTIFICATION AND CLASSIFICATION OF OF THE MEMBERS OF THE
                 GROUP:    N/A
                 ---------------------------------------------------------------

Item 9.          NOTICE OF DISSOLUTION OF GROUP:  N/A

                 ---------------------------------------------------------------

Item 10.         CERTIFICATION.

                 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


--------------------------------------------------------------------------------


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           /s/ PETER B. DeTOMASSO
                                           -------------------------------
                                               Peter B. DeTomasso


Date: June 26, 2000